                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             VASTAR RESOURCES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

[VASTAR RESOURCES, INC. LOGO]

VASTAR RESOURCES, INC.

NOTICE OF
ANNUAL MEETING
OF STOCKHOLDERS
TO BE HELD
ON MAY 21, 1997
AND PROXY STATEMENT

                     PLEASE COMPLETE, SIGN, DATE AND RETURN
                              YOUR PROXY PROMPTLY

                             VASTAR RESOURCES, INC.
                              15375 MEMORIAL DRIVE
                              HOUSTON, TEXAS 77079

April 9, 1997

Dear Stockholder:

You are cordially invited to join us at the 1997 Annual Meeting of Stockholders on Wednesday, May 21, 1997, in the Main Conference Room of Vastar Resources, Inc., 15375 Memorial Drive, Houston, Texas, beginning at 9:30 a.m., local time.

It is important that your shares be voted whether or not you plan to be present at the meeting. Please complete, sign, date and return the enclosed form of proxy promptly. If you attend the meeting and wish to vote your shares personally, you may revoke your proxy and vote in person.

This booklet includes the Notice of the Meeting and the Proxy Statement, which contains information about the formal business to be acted upon by the stockholders. The meeting will also feature a report on the operations of your Company, followed by a question and answer period.

Sincerely yours,

/s/ MICHAEL E. WILEY
Chairman of the Board

/s/ CHARLES D. DAVIDSON
President and Chief Executive Officer

                             VASTAR RESOURCES, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 21, 1997

TO THE STOCKHOLDERS:

The 1997 Annual Meeting of Stockholders of Vastar Resources, Inc. ("Vastar" or the "Company") will be held in the Main Conference Room of Vastar Resources, Inc., 15375 Memorial Drive, Houston, Texas 77079, on Wednesday, May 21, 1997, at 9:30 a.m., local time, for the following purposes, as more fully described in the attached Proxy Statement:

(1) To elect eight directors to hold office for a one-year term;

(2) To approve the appointment of Coopers & Lybrand L.L.P. as independent auditors for the Company for the year 1997; and

(3) To transact such other business as may properly come before the meeting.

The Board of Directors has fixed March 24, 1997, as the record date for the meeting. Accordingly, only stockholders of record of the common stock, $0.01 par value, of the Company ("Common Stock") at the close of business on such date are entitled to vote at the meeting.

Each such stockholder of record will receive a form of proxy pertaining to the shares of Common Stock of the Company registered in his or her name. Each participant in the Company's Capital Accumulation and Savings Plans will also receive a form of proxy pertaining to shares of Common Stock credited to his or her account in the plans.

YOU ARE URGED TO READ THE PROXY STATEMENT; THEN COMPLETE, SIGN AND DATE THE FORM OF PROXY AND RETURN IT IN THE ENCLOSED, SELF-ADDRESSED, POSTAGE-PAID ENVELOPE.

/s/ ALBERT D. HOPPE
Albert D. Hoppe                                    Houston, Texas
Secretary                                          April 9, 1997

                             VASTAR RESOURCES, INC.
                              15375 MEMORIAL DRIVE
                               HOUSTON, TX 77079
                            ------------------------

                                PROXY STATEMENT
                                 APRIL 9, 1997
                            ------------------------

                                  INTRODUCTION

     The accompanying proxy is solicited by the Board of Directors of Vastar Resources, Inc. ("Vastar" or the "Company"). The proxy may be revoked by the stockholder at any time prior to the time it is voted by giving notice of such revocation either personally or in writing to the Secretary of Vastar. Shares represented by a properly executed proxy will be voted in accordance with the instructions of the stockholder indicated thereon. In the absence of instructions in such proxy, the persons named as proxies therein will vote FOR the election of the nominees for director listed in this Proxy Statement and FOR the approval of the appointment of Coopers & Lybrand L.L.P. as independent auditors for the Company for the year 1997. As to other items of business that may come before the meeting, such persons will vote in accordance with their best judgment.

                               VOTING SECURITIES

     Holders of record of outstanding common stock, $0.01 par value, of the Company ("Common Stock") at the close of business on March 24, 1997 (the "Record Date") will be entitled to one vote per share. There were 97,260,551 shares of Common Stock outstanding on the Record Date. Fractional shares will not be entitled to be voted. The presence, in person or by proxy, of stockholders entitled to cast at least a majority of the votes that all stockholders are entitled to cast shall constitute a quorum. The approximate date on which this Proxy Statement and the form of proxy were first sent to stockholders was April 9, 1997.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                         OWNERS; CONTROL OF THE COMPANY

     The following is the only person known by the Company to own beneficially more than five percent of any class of the Company's voting securities as of the Record Date:

                                                                         AMOUNT AND
                                                                         NATURE OF
                                             NAME AND ADDRESS            BENEFICIAL       PERCENT
           TITLE OF CLASS                   OF BENEFICIAL OWNER          OWNERSHIP        OF CLASS
           --------------                   -------------------         ------------      --------
Common Stock.........................  Atlantic Richfield Company        80,000,001(a)     82.3%
                                       515 South Flower Street
                                       Los Angeles, California 90071

---------------

(a) Sole voting power, sole dispositive power.

     Under applicable provisions of the Delaware General Corporation Law and the Company's Second Restated Certificate of Incorporation, Atlantic Richfield Company, a Delaware corporation ("ARCO"), is able, acting alone, to elect the entire Board of Directors of the Company and to approve any action requiring stockholder approval. ARCO's current level of ownership of the outstanding voting stock precludes any acquisition of control of the Company not favored by ARCO. ARCO has informed the Company that it intends to vote its shares in favor of the eight nominees to the Board of Directors and for the approval of Coopers & Lybrand L.L.P. as independent auditors for the year 1997.

     The Company and ARCO entered into an agreement, dated as of May 19, 1994, granting ARCO certain rights as a stockholder of the Company. In order to allow ARCO to continue to include the Company as part of its "affiliated group" for federal income tax purposes, ARCO has been granted, pursuant to such agreement, the cumulative, continuing right to purchase from the Company at the then-current market price such number of shares of Common Stock or preferred stock, or both, as may be necessary to preserve that status.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth the number of shares of the Company's Common Stock ("Vastar Common Stock") and the number of shares of ARCO Common Stock, $2.50 par value ("ARCO Common Stock"), owned beneficially as of February 1, 1997, by each of Vastar's directors, Named Executive Officers (as hereinafter defined) and all of the Company's directors and executive officers as a group. Neither the directors or executive officers named below, nor all of the Company's directors and executive officers as a group, beneficially owned any other equity securities of the Company or ARCO, except as disclosed in the footnotes to the table. The percentage of shares of any class of equity securities of the Company or ARCO beneficially owned by any director or executive officer named below or by all of the Company's directors and executive officers as a group does not exceed 1% of the class so owned. Unless otherwise noted, each individual has sole voting and investment power.

                                          SHARES OF VASTAR COMMON STOCK     SHARES OF ARCO COMMON
                                            OWNED BENEFICIALLY AS OF      STOCK OWNED BENEFICIALLY
                  NAME                          FEBRUARY 1, 1997          AS OF FEBRUARY 1, 1997(E)
                  ----                    -----------------------------   -------------------------
Jimmie D. Callison.......................              5,000(a)                          0
Terry G. Dallas..........................                300                        15,704(f)
Charles D. Davidson......................             87,148(b)(c)                     938
Linda G. Havard..........................                100                        11,554(f)(g)(h)
Albert D. Hoppe..........................             26,916(b)(d)                     731
Marie L. Knowles.........................                  0                        39,750(f)(g)
William A. Lang..........................             16,015(b)(c)                   1,102(f)
Robert C. LeVine.........................              6,000(a)                          0
William D. Schulte.......................              5,500(a)                          0
Steven J. Shapiro........................            124,294(b)(c)                     600
Michael E. Wiley.........................            181,095(b)(c)                     873
All directors and executive officers as a
  group, including those named above.....            515,694(b)(c)(d)               72,628(f)(g)

---------------

(a) Includes 5,000 shares for each of Messrs. Callison, LeVine and Schulte which they have the right to acquire through the exercise of stock options granted under the Company's Stock Option Plan for Outside Directors.

(b) Includes 85,955, 26,616, 11,213, 122,307, 179,050 and 503,467 shares which
    Messrs. Davidson, Hoppe, Lang, Shapiro and Wiley, and all directors and officers as a group, including those just named, respectively, have the right to acquire currently or within 60 days of February 1, 1997, through the exercise of stock options covering Vastar Common Stock ("Vastar Options").

(c) Includes shares held by the trustees under the Vastar Capital Accumulation Plan II and the Vastar Savings Plan II.

(d) Includes 300 shares held by Mr. Hoppe which are subject to shared voting and investment power with his spouse.

(e) Includes shares held by the trustees under the Vastar Capital Accumulation Plan II, Vastar Savings Plan II, Atlantic Richfield Capital Accumulation Plan II and Atlantic Richfield Savings Plan II, except for Messrs. Callison, LeVine and Schulte.

(f) Includes 12,066, 8,436, 30,030 and 736 shares which Mr. Dallas, Mrs. Havard, Mrs. Knowles and Mr. Lang, respectively, have the right to acquire currently or within 60 days of February 1, 1997, through the exercise of stock options covering ARCO Common Stock. Also includes 2,261, 1,098, 5,617 and 133 shares which are issuable in respect of dividend share credits allocated to stock options covering ARCO Common Stock that Mr. Dallas, Mrs. Havard, Mrs. Knowles and Mr. Lang, respectively, have the right to acquire upon the exercise, surrender or expiration of the stock options covering ARCO Common Stock reported above.

(g) Includes 1,190 and 1,322 shares held by the spouses of Mrs. Havard and Mrs. Knowles, respectively, acquired pursuant to the Atlantic Richfield Capital Accumulation Plan II and Atlantic Richfield Savings Plan II. Mrs. Havard disclaims beneficial ownership of these shares held by her spouse. Includes 225 and 1,922 shares which the spouses of Mrs. Havard and Mrs. Knowles, respectively, have the right to acquire currently or within 60 days of February 1, 1997, through the exercise of stock options covering ARCO Common Stock. Also includes 10 and 319 shares which are issuable in respect of dividend share credits allocated to stock options covering ARCO Common Stock that the spouses of Mrs. Havard and Mrs. Knowles, respectively, have the right to acquire upon the exercise, surrender or expiration of the stock options covering ARCO Common Stock reported above. The spouses of Mrs. Havard and Mrs. Knowles have sole voting and dispositive power over all shares reported to be held by them in footnotes (f) and (g).

(h) Mrs. Havard's term of office as a Director of the Company expires as of the date of the 1997 Annual Meeting of Stockholders.

                             ELECTION OF DIRECTORS

                            PROPOSAL 1 ON PROXY CARD

     On March 26, 1997, the Board of Directors reduced the number of directors constituting the entire Board from nine to eight and selected the nominees listed below, each of whom were recommended to the Board by the Nominating Committee (described below), for election to a term of one year. Each of the nominees is currently a director of the Company and was elected at the 1996 Annual Meeting of Stockholders for a one-year term (except for Mrs. Knowles, who was appointed by the Board in December 1996 to fill a vacancy created by the retirement of Ronald J. Arnault).

     All nominees have indicated a willingness to serve as a director, but if any of them should decline or be unable to act as a director, the persons named as proxies in the accompanying proxy will vote for the election of such nominee or nominees as may be recommended by the Board of Directors.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE NOMINEES LISTED BELOW. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE ON THEIR PROXIES.

     The following biographical information is furnished with respect to each of the nominees. The information includes age as of May 21, 1997, the date of the Annual Meeting, present position, if any, with Vastar, period served as a director, and other business experience during the past five or more years.

[PHOTO OF JIMMIE D.      JIMMIE D. CALLISON, 64
  CALLISON]              Director
                         Mr. Callison has been a Director of the Company since January 1995. He served as
                         Vice President of Schlumberger Limited from 1989 to 1995, President of Dowell
                         Schlumberger Incorporated from 1987 to 1988 and Executive Vice President of
                         Dowell Schlumberger Incorporated from 1984 to 1989. He joined the Dowell Division of the Dow Chemical Company (which later became Dowell Schlumberger) in 1957.

[PHOTO OF TERRY G.       TERRY G. DALLAS, 46
  DALLAS]                Director
                         Mr. Dallas has been a Director of the Company since January 1994. He has been a
                         Senior Vice President of ARCO since November 1996 and the Treasurer of ARCO since
                         January 1994. He was Vice President of ARCO from June 1993 to November 1996, serving as Vice President, Planning from June 1993 to January 1994. He served as
                         Assistant Treasurer, Corporate Finance of ARCO from 1990 to 1993, and was the
                         Manager, Finance, Planning and Control of ARCO British, Ltd. from 1988 to 1990.

[PHOTO OF CHARLES D.     CHARLES D. DAVIDSON, 47
  DAVIDSON]              President, Chief Executive Officer and Director
                         Mr. Davidson was elected President and Chief Executive Officer in March 1997 and
                         has been a Director of the Company since March 1994. From September 1993 to March
                         1997, he served as a Senior Vice President of the Company and from December 1992 to October 1993, he held the position of Senior Vice President of the Eastern
                         District for ARCO Oil and Gas Company. From 1988 to December 1992, he held various positions with ARCO Alaska, Inc. Mr. Davidson joined ARCO in 1972.

[PHOTO OF MARIE L.       MARIE L. KNOWLES, 50
  KNOWLES]               Director
                         Mrs. Knowles has been a Director of the Company since December 1996. She has been a Director and an Executive Vice President and the Chief Financial Officer of
                         ARCO since July 1996. She served as a Senior Vice President of ARCO and President of ARCO Transportation Company from June 1993 to July 1996. She served as Vice
                         President and Controller of ARCO from July 1990 to May 1993 and Vice President of
                         Finance, Control and Planning, of ARCO International Oil and Gas Company from
                         July 1988 to July 1990. Mrs. Knowles is also a Director of ARCO Chemical Company and Phelps Dodge Corporation.

[PHOTO OF ROBERT C.      ROBERT C. LEVINE, 64
  LeVINE]                Director
                         Mr. LeVine has been a Director of the Company since July 1994. Mr. LeVine has been a private consultant for petroleum investment since his retirement in
                         February 1993 from the position of Managing Director for J.P. Morgan Investment
                         Management, Inc., which he held from 1981 to 1993. He served as First Vice
                         President of the Energy Group for E.F. Hutton & Co. from 1974 to 1981; as a Vice
                         President and oil analyst for Wertheim & Co. from 1972 to 1974; and as Manager,
                         Investor Relations for ARCO from 1969 to 1972.

[PHOTO OF WILLIAM D.     WILLIAM D. SCHULTE, 64
  SCHULTE]               Director
                         Mr. Schulte has been a Director of the Company since July 1994. Mr. Schulte has been a private investor since his retirement from the position of Vice Chairman of KPMG Peat Marwick on December 31, 1990. He served as Vice Chairman -- Western
                         Region from 1986 to 1990 and previously served as Managing Partner of the Los
                         Angeles office from 1979 to 1986. He joined Peat Marwick in 1961. Mr. Schulte is also a Director of H. F. Ahmanson & Company, Santa Anita Operating Company and
                         Santa Anita Realty Enterprises, Inc.

[PHOTO OF STEVEN J.      STEVEN J. SHAPIRO, 45
  SHAPIRO]               Senior Vice President, Chief Financial Officer and Director
                         Mr. Shapiro has been a Senior Vice President and the Chief Financial Officer of
                         the Company since December 1993 and a Director of the Company since January 1994.
                         He was Treasurer of the Company from January 1994 to December 1995. He was the
                         President of ARCO Coal Australia Inc. from October 1991 to December 1993.
                         Previously, he held the position of Vice President of Planning of ARCO from 1990 to October 1991. From 1988 to 1990, he was Assistant Treasurer for ARCO, serving in both Los Angeles and London. Mr. Shapiro joined ARCO in 1977.

[PHOTO OF MICHAEL E.     MICHAEL E. WILEY, 46
  WILEY]                 Chairman of the Board
                         Mr. Wiley has been a Director of the Company since September 1993 and was elected
                         Chairman of the Board in December 1996. He has been an Executive Vice President of ARCO since March 1997. He was President of the Company from September 1993 to
                         March 1997 and Chief Executive Officer from January 1994 to March 1997. He held the position of Senior Vice President of ARCO from June 1993 to June 1994. He held the position of President of ARCO Oil and Gas Company from June to October
                         1993. Previously, from 1991 to 1993, he was a Vice President of ARCO and Manager
                         of ARCO Exploration and Production Technology. From 1989 to 1991, he was Vice
                         President of ARCO Oil and Gas Company's Southern District. Mr. Wiley joined ARCO in 1972.

                      EXECUTIVE OFFICERS OF THE REGISTRANT

     Set forth below is certain information about the executive officers (as such term is defined in Rule 3b-7 promulgated under the Securities Exchange Act of 1934, as amended) of the Company as of April 1, 1997.

      NAME, AGE AND PRESENT                       BUSINESS EXPERIENCE DURING PAST
    POSITION WITH THE COMPANY              FIVE YEARS AND PERIOD SERVED AS OFFICER (A)(B)
    -------------------------              ----------------------------------------------
Charles D. Davidson, 47...........  Mr. Davidson was elected President and Chief Executive
  President, Chief Executive        Officer in March 1997 and has been a Director of the Company
  Officer and Director              since March 1994. From September 1993 to March 1997, he
                                    served as a Senior Vice President of the Company and from
                                    December 1992 to October 1993, he held the position of
                                    Senior Vice President of the Eastern District for ARCO Oil
                                    and Gas Company. From 1988 to December 1992, he held various positions with ARCO Alaska, Inc. Mr. Davidson joined ARCO in
                                    1972.
Steven J. Shapiro, 45.............  Mr. Shapiro has been a Senior Vice President and the Chief
  Senior Vice President,            Financial Officer of the Company since December 1993 and a
  Chief Financial Officer           Director of the Company since January 1994. He was Treasurer
  and Director                      of the Company from January 1994 until December 1995. He was the President of ARCO Coal Australia Inc. from October 1991 to December 1993. Previously, he held the position of Vice
                                    President of Planning of ARCO from 1990 to October 1991.
                                    From 1988 to 1990, he was Assistant Treasurer for ARCO
                                    serving in both Los Angeles and London. Mr. Shapiro joined
                                    ARCO in 1977.
William A. Lang, 48...............  Mr. Lang was elected a Senior Vice President in January
  Senior Vice President             1997. He was a Vice President of the Company from March 1994 until January 1997 and has been President of Vastar Gas
                                    Marketing, Inc. (formerly ARCO Natural Gas Marketing, Inc.)
                                    since April 1992. Prior to joining ARCO in 1992, Mr. Lang
                                    was Director of Marketing and Transportation Services for
                                    Tenneco Gas from 1986 to 1992.
Robert P. Strode, 40..............  Mr. Strode was elected a Vice President in February 1997. He
  Vice President                    held the position of Director, Exploration, ARCO British
                                    Limited from January 1996 to February 1997. From June 1994 to January 1996, he was Vice President, Exploration and
                                    Land, ARCO Alaska, Inc. From September 1993 to June 1994, he
                                    was North Alaska Exploration Manager, ARCO Alaska, Inc. From
                                    1991 to September 1993, he was Manager,
                                    Exploration-Offshore, for ARCO Oil and Gas Company and, from
                                    1986 to 1991, he was District Geophysicist, both onshore and offshore, of ARCO Oil and Gas Company. Mr. Strode joined
                                    ARCO in 1979.
Albert D. Hoppe, 52...............  Mr. Hoppe has been Vice President and General Counsel since
  Vice President, General           May 1, 1994 and Secretary of the Company since May 25, 1994.
  Counsel and Secretary             He served as the General Attorney for ARCO Coal Company from
                                    June 1992 through April 1994. Previously, from 1976 until
                                    1992, he held various positions in the ARCO legal
                                    department. Prior to joining ARCO in 1976, he was an
                                    Assistant United States Attorney in Kansas City, Missouri.
Joseph P. McCoy, 46...............  Mr. McCoy has been a Vice President and the Controller of
  Vice President and                the Company since June 1994 and was designated Principal
  Controller                        Accounting Officer, effective July 1, 1994. He held the
                                    position of Vice President of Finance, Planning and Control of ARCO Alaska, Inc. from November 1989 to May 1994.
                                    Previously, he was Assistant Controller of ARCO from
                                    February 1987 to November 1989. From 1984 to 1987, Mr. McCoy
                                    served as Controller of ARCO Coal Company and then as
                                    Controller of ARCO Transportation Company. Mr. McCoy joined
                                    ARCO in 1974.

---------------

(a) ARCO division names used in the descriptions of business experience of executive officers of the Company are the names which were in effect at the time such officers held such positions. In some instances these ARCO divisions have been combined or reorganized and, accordingly, activities thereof are presently conducted under different division names.

(b) The Bylaws of the Company provide that each officer shall hold office until the officer's successor is elected or appointed and qualified or until the officer's death, resignation or removal by the Board of Directors.

         COMPENSATION OF EXECUTIVE OFFICERS DURING 1994, 1995 AND 1996

     During 1994, 1995 and 1996, the executive officers named in the tables included below (herein sometimes referred to as the "Named Executive Officers") were employees of Vastar and participated in Vastar's executive benefit plans, except as otherwise set forth in the footnotes.

                           SUMMARY COMPENSATION TABLE

                                                                          LONG-TERM
                                                                         COMPENSATION
                                                                            AWARDS
                                        ANNUAL COMPENSATION              ------------
                             -----------------------------------------    SECURITIES
                                                             OTHER        UNDERLYING
                                                             ANNUAL         VASTAR       ALL OTHER
         NAME AND                    SALARY     BONUS     COMPENSATION     OPTIONS      COMPENSATION
    PRINCIPAL POSITION       YEAR     ($)       ($)(2)       ($)(3)         (#)(4)          ($)
    ------------------       ----   --------   --------   ------------   ------------   ------------
            (A)              (B)      (C)        (D)          (E)            (G)            (I)
Michael E. Wiley...........  1996   $380,000   $290,000     $  9,335         76,500       $ 62,027(5)
  Chairman of the Board(1)   1995   $365,000   $314,000     $  7,700         62,300       $ 62,579(6)
                             1994   $315,000   $260,000     $ 41,984        253,303       $ 56,248(7)
Charles D. Davidson........  1996   $252,000   $165,000     $ 21,770         30,600       $ 42,883(5)
  President and Chief        1995   $252,000   $160,000     $ 10,412         17,300       $ 38,373(6)
  Executive Officer(1)       1994   $252,000   $139,000     $ 32,876        119,423       $ 41,400(7)
William A. Lang............  1996   $192,858   $130,000     $  8,033         23,000       $ 36,934(5)
  Senior Vice President      1995   $171,655   $ 81,000     $ 18,627          8,650       $ 28,406(6)
                             1994   $174,377   $ 76,000     $  7,996         18,100       $ 16,450(7)
Steven J. Shapiro..........  1996   $243,251   $136,000     $ 10,727         23,000       $ 39,164(5)
  Senior Vice President      1995   $243,251   $146,000     $ 37,262         17,300       $164,624(6)
  and Chief Financial
     Officer                 1994   $243,251   $122,000     $117,164        167,584       $ 50,785(7)
Albert D. Hoppe............  1996   $185,808   $ 84,000     $  2,493         11,500       $ 32,259(5)
  Vice President, General    1995   $185,808   $ 84,000     $ 47,635          8,650       $ 28,796(6)
  Counsel and Secretary      1994   $181,932   $ 69,000     $  8,052         38,208       $ 35,653(7)

---------------

(1) Mr. Wiley resigned from and Mr. Davidson was elected to the positions of President and Chief Executive Officer effective March 31, 1997. Mr. Wiley was President and Chief Executive Officer during all of 1996.

(2) The cash bonuses for 1994, 1995 and 1996 performance were paid under the Vastar Annual Incentive Plan and were approved by Vastar's Compensation Committee in March 1995, 1996 and 1997, respectively.

(3) Includes tax gross-ups in respect of financial counseling reimbursements and certain relocation expense reimbursements, the amounts reimbursed for the payment of foreign taxes and the amount of incremental interest accrued under the Company's Executive Deferral Plan that exceeds 120% of a specified Internal Revenue Service rate. The Company's financial counseling and relocation expense reimbursement is increased by an amount to cover the state and federal income tax obligations of the recipient associated with the reimbursement, including an additional amount, based on maximum applicable federal and state income tax rates.

(4) Represents Vastar Options granted under Vastar's Executive Long-Term Incentive Plan (the "LTIP") in 1996 and 1995 and the LTIP and Conversion Option Agreements in 1994, except for Mr. Lang who did not enter into a Conversion Option Agreement.

(5) Includes 1996 contributions to Vastar's Executive Supplementary Savings Plan, incremental premiums for Vastar's Executive Medical Plan, Vastar's financial counseling reimbursements, imputed income in respect of Vastar's Long-Term Disability Plan and certain amounts in respect of Vastar's Executive Life Insurance Plan as follows:

                                                MR.       MR.        MR.       MR.        MR.
                                               WILEY    DAVIDSON    LANG     SHAPIRO     HOPPE
                                              -------   --------   -------   --------   -------
    Executive Supplementary Savings Plan....  $30,400   $20,160    $15,429   $ 19,460   $14,865
    Incremental Executive Medical Plan
      premiums..............................  $ 8,554   $ 8,554    $ 8,554   $  8,554   $ 8,554
    Financial counseling reimbursements.....  $    --   $ 2,300    $ 5,000   $     --   $ 1,950
    Long-Term Disability Plan imputed
      income................................  $ 8,444   $ 2,716    $ 5,488   $  2,314   $ 1,291
    Executive Life Insurance Plan...........  $14,629   $ 9,153    $ 2,463   $  8,836   $ 5,599

(6) Includes 1995 contributions to Vastar's Executive Supplementary Savings Plan, incremental premiums for Vastar's Executive Medical Plan, Vastar's financial counseling reimbursements, imputed income in respect of Vastar's Long-Term Disability Plan, certain amounts in respect of Vastar's Executive Life Insurance Plan and ARCO executive foreign relocation expenses as follows:

                                                MR.       MR.        MR.       MR.        MR.
                                               WILEY    DAVIDSON    LANG     SHAPIRO     HOPPE
                                              -------   --------   -------   --------   -------
    Executive Supplementary Savings Plan....  $29,200   $20,160    $13,732   $ 19,460   $14,865
    Incremental Executive Medical Plan
      premiums..............................  $ 8,554   $ 8,554    $ 8,554   $  8,554   $ 8,554
    Financial counseling reimbursements.....  $ 5,700   $    --    $    --   $  9,000   $    --
    Long-Term Disability Plan imputed
      income................................  $ 8,161   $ 2,333    $ 4,652   $  2,094   $ 1,157
    Executive Life Insurance Plan...........  $10,964   $ 7,326    $ 1,468   $  7,043   $ 4,220
    Executive foreign relocation expenses...  $    --   $    --    $    --   $118,473   $    --

(7) Includes 1994 contributions to Vastar's Executive Supplementary Savings Plan, incremental premiums for Vastar's Executive Medical Plan, Vastar's financial counseling reimbursements, imputed income in respect of Vastar's Long-Term Disability Plan, certain amounts in respect of Vastar's Executive Life Insurance Plan and ARCO foreign housing and service payments as follows:

                                                MR.       MR.        MR.       MR.        MR.
                                               WILEY    DAVIDSON    LANG     SHAPIRO     HOPPE
                                              -------   --------   -------   --------   -------
    Executive Supplementary Savings Plan....  $25,200   $20,160    $ 6,739   $ 19,539   $14,555
    Incremental Executive Medical Plan
      premiums..............................  $ 8,554   $ 8,554    $ 4,277   $  8,554   $ 8,554
    Financial counseling reimbursements.....  $ 5,700   $ 4,500    $    --   $     --   $ 8,055
    Long-Term Disability Plan imputed
      income................................  $ 7,318   $ 2,061    $ 4,386   $  2,178   $ 1,072
    Executive Life Insurance Plan...........  $ 9,476   $ 6,125    $ 1,048   $  5,952   $ 3,417
    Foreign housing and service payments....  $    --   $    --    $    --   $ 14,562   $    --

                         VASTAR OPTION GRANTS FOR 1996

                                                  INDIVIDUAL GRANTS
                                    ---------------------------------------------
                                    PERCENT OF TOTAL                               POTENTIAL REALIZABLE VALUE AT
                       NUMBER OF        OPTIONS                                       ASSUMED ANNUAL RATES OF
                       SECURITIES      GRANTED TO      EXERCISE                    STOCK PRICE APPRECIATION FOR
                       UNDERLYING        VASTAR        OR BASE                            OPTION TERM(2)
                        OPTIONS        EMPLOYEES        PRICE                      -----------------------------
        NAME           GRANTED(#)       FOR 1996        ($/SH)    EXPIRATION DATE       5%              10%
        ----           ----------   ----------------   --------   ---------------  -------------   -------------
         (A)              (B)             (C)            (D)            (E)             (F)             (G)
Mr. Wiley............  76,500(1)         14.51%        $29.688    March 6, 2007       $1,428,408      $3,619,368
Mr. Davidson.........  30,600(1)          5.80%        $29.688    March 6, 2007       $  571,363      $1,447,747
Mr. Lang.............  23,000(1)          4.36%        $29.688    March 6, 2007       $  429,456      $1,088,176
Mr. Shapiro..........  23,000(1)          4.36%        $29.688    March 6, 2007       $  429,456      $1,088,176
Mr. Hoppe............  11,500(1)          2.18%        $29.688    March 6, 2007       $  214,728      $  544,088
Stock Price
  3/6/97 Grant(3)....                                                                 $    48.36      $    77.00

---------------

(1) Represents stock options granted pursuant to the LTIP on March 6, 1997. Such options become exercisable in 25% annual increments beginning on March 6, 1998. These ten-year options are accompanied by certain tax withholding rights and may be canceled upon an optionee's termination of employment under certain specified circumstances. The Compensation Subcommittee has the right, in its sole discretion, to accelerate exercisability of these options upon a change of control of the Company and in certain other circumstances.

(2) These columns present hypothetical future value of Vastar Common Stock obtainable upon exercise of the stock options net of the option's exercise price, assuming that the market price of Vastar Common Stock appreciates at a five and ten percent compound annual rate over the ten-year term of the options. The five and ten percent rates of stock price appreciation are presented as examples pursuant to the rules and regulations of the Securities and Exchange Commission (the "Commission") and do not necessarily reflect management's assessment of Vastar's future stock price performance. The potential realizable values presented are not intended to indicate the value of the stock options.

(3) Based on the market price of Vastar Common Stock on the March 6, 1997, grant date, which was $29.688 per share.

                  AGGREGATED VASTAR STOCK OPTION EXERCISES IN
                        1996 AND YEAR-END OPTION VALUES
                           (AS OF DECEMBER 31, 1996)

                                                                                     VALUE OF UNEXERCISED
                                                    NUMBER OF SECURITIES                 IN-THE-MONEY
                                                   UNDERLYING UNEXERCISED                 OPTIONS AT
                         SHARES                      OPTIONS AT YEAR-END                  YEAR-END(3)
                        ACQUIRED      VALUE     -----------------------------     ---------------------------
                       ON EXERCISE   REALIZED   EXERCISABLE     UNEXERCISABLE     EXERCISABLE   UNEXERCISABLE
        NAME               (#)         ($)          (#)              (#)              ($)            ($)
        ----           -----------   --------   -----------     -------------     -----------   -------------
         (A)               (B)         (C)                   (D)                              (E)
Mr. Wiley............       0           $0        144,275(1)       171,329(1)     $1,539,410     $1,485,401
Mr. Davidson.........       0           $0         77,268(1)        59,456(1)     $  851,465     $  472,884
Mr. Lang.............       0           $0          7,025(1)        19,725(1)     $   51,072     $  156,197
                            0           $0            736(2)             0        $   17,881     $        0
Mr. Shapiro..........       0           $0        113,620(1)        71,265(1)     $1,382,390     $  533,833
Mr. Hoppe............       0           $0         22,266(1)        24,592(1)     $  188,514     $  185,079

---------------

(1) Represents Vastar stock options.

(2) Represents ARCO stock options. Each ARCO stock option carries with it the potential right to a cash payment in respect of dividend share credits. The fair market value of ARCO Common Stock on December 31, 1996, was $132.50. For illustrative purposes only, assuming these options had been exercised on December 31, 1996, the hypothetical aggregate value of Mr. Lang's in-the-money and out-of-the-money ARCO stock options (including the value of dividend share credits) was $34,342.

(3) The fair market value of Vastar Common Stock on December 31, 1996, was $38.00 per share.

                      ESTIMATED VASTAR RETIREMENT BENEFITS

     The following table shows estimated annual pension benefits payable to officers and other key employees of the Company assuming retirement from Vastar on January 1, 1997, at age 65 under the provisions of the Vastar Resources, Inc. Retirement Plan II and the Supplementary Executive Retirement Plan (collectively, the "Vastar Retirement Plan") currently in effect.

                               PENSION PLAN TABLE

                                                  APPROXIMATE ANNUAL BENEFIT
                                         FOR YEARS OF MEMBERSHIP SERVICE INDICATED(2)(3)
                                  -------------------------------------------------------------
       REMUNERATION(1)            15 YEARS     20 YEARS     25 YEARS     30 YEARS     35 YEARS
       ---------------            ---------    ---------    ---------    ---------    ---------
$1,000,000....................     $229,839     $306,452     $383,065     $459,678     $536,291
   900,000....................      206,739      275,652      344,565      413,478      482,391
   800,000....................      183,639      244,852      306,065      367,278      428,491
   700,000....................      160,539      214,052      267,565      321,078      374,591
   600,000....................      137,439      183,252      229,065      274,878      320,691
   500,000....................      114,339      152,452      190,565      228,678      266,791
   400,000....................       91,239      121,652      152,065      182,478      212,891
   300,000....................       68,139       90,852      113,565      136,278      159,991
   200,000....................       45,039       60,052       75,065       90,078      105,091
   100,000....................       21,939       29,252       36,565       43,878       51,191

---------------

(1) The covered compensation for which retirement benefits are computed is the average of the participant's highest three consecutive years of base salary plus Annual Incentive Plan awards. Base salary and Annual Incentive Plan awards are set forth in columns (c) and (d) of the Summary Compensation Table.

(2) The amounts shown in the above table are based upon certain assumptions, including retirement of the employee on January 1, 1997, and payment of the benefit under the basic form of allowance provided under the Vastar Retirement Plan (payment for the life of the employee only, with a guaranteed minimum payment period of 60 months). The amounts will change if the payment is made under any other form of allowance permitted by the Vastar Retirement Plan, or if an employee's retirement occurs after January 1, 1997, because the Social Security integration level of such employee (one of the factors used in computing the annual retirement benefits) may change during the employee's subsequent years of membership service. The benefits shown are not subject to deduction for Social Security benefits or other offset amounts.

(3) As of December 31, 1996, the credited years of service under the Vastar Retirement Plan for the Named Executive Officers were: Mr. Wiley, 24.58; Mr. Davidson, 24.58; Mr. Hoppe, 20.33; Mr. Shapiro, 19.50; and Mr. Lang, 4.75.

                               PERFORMANCE GRAPH

      COMPARISON OF CUMULATIVE TOTAL RETURN SINCE INITIAL PUBLIC OFFERING

     The performance graph below compares the cumulative total stockholder return of the Company with the cumulative total return of the S&P 500 Stock Index and a Comparator Group of independent oil and gas companies selected by Vastar(1) since June 27, 1994, the date of Vastar's Initial Public Offering ("IPO").

Measurement Period                 Vastar        Comparator Group        S&P 500
6/27/94                             $100.0           $100.0              $100.0
6/30/94                             $104.9           $ 98.4              $ 99.3
12/31/94                            $ 89.1           $ 81.8              $102.7
6/30/95                             $111.2           $ 90.0              $121.8
12/31/95                            $114.9           $100.3              $137.7
6/30/96                             $135.9           $116.4              $149.9
12/31/96                            $138.7           $127.4              $167.1

---------------

(1) The Comparator Group is composed of the following companies: Anadarko Petroleum Corporation, Apache Corporation, Burlington Resources Inc., Enron Oil & Gas Company, The Louisiana Land and Exploration Company, Noble Affiliates, Inc., Parker & Parsley Petroleum Company and Santa Fe Energy Resources, Inc.

(2) Assumes initial investment of $100 and reinvestment of all dividends. The Comparator Group is weighted for market capitalization as of the beginning of each six months for which information is provided above.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company's compensation programs are administered by the Compensation Committee of the Board of Directors (the "Compensation Committee"), composed of Mrs. Knowles, Chairperson, and Messrs. Dallas, LeVine and Schulte, none of whom are officers or employees of Vastar, and the Compensation Subcommittee, composed of Mr. LeVine, Chairman, and Mr. Schulte, who are neither officers nor employees of ARCO or Vastar. The Compensation Committee is responsible for administering the Annual Incentive Plan ("AIP") and for reviewing and approving other forms of executive compensation and benefits, while the Compensation Subcommittee is responsible for administering Vastar's Executive Long-Term Incentive Plan ("LTIP").

COMPENSATION PHILOSOPHY

     Vastar's executive compensation philosophy is to provide competitive levels of compensation in order to attract, motivate and retain talented executives. The program is also intended to align the interests and individual performance of the Company's executive officers with the interests of the

Company's stockholders by linking a significant portion of each executive officer's compensation directly to the Company's performance.

     The Compensation Committee reviewed the compensation practices and financial and operational performance of a selected number of publicly traded companies (the "Comparator Group") that the Compensation Committee believes are comparable to Vastar. The Comparator Group, composed of eight independent oil and gas companies, is the same Comparator Group used in the Performance Graph on page 11 of this Proxy Statement. After consideration of the Company's performance relative to the Comparator Group, individual performance and the factors described below, the Compensation Committee (or the Compensation Subcommittee, as appropriate) determined appropriate base pay levels for 1997 and annual incentive award and long-term incentive award levels for the Company's executive officers for 1996 performance.

COMPONENTS OF EXECUTIVE COMPENSATION

  Base Salaries

     Base salaries are targeted slightly above the median of the Comparator Group and are set at levels considered appropriate in light of the scope of responsibilities of each executive officer's position. Base salaries are reviewed each year and are generally adjusted relative to the executive officer's responsibilities, individual performance and competitive salaries for similar positions within the Comparator Group.

  Annual Incentive Plan Awards

     Vastar's AIP is intended to motivate and reward key employees based on Company and individual performance. Under the plan, award opportunities vary by individual position and are initially set as a percentage of base salary. The specific target percentage for an executive officer is determined using the Comparator Group's median bonus award levels for similar positions. However, the amount a particular executive may ultimately earn is dependent on the Company's performance relative to the Comparator Group, the individual's position and responsibilities relative to similar positions at Comparator Group companies and individual performance. In determining awards under the AIP, the Compensation Committee utilizes two components, weighted equally: a quantitative formula of four financial and operational measures of the Company's performance; and a discretionary component which includes the consideration of certain other performance criteria and the overall performance of the Company. The formula component is comprised of four equally weighted measures of Company performance: the Company's operating costs and the ratio of discretionary cash flow to net revenue, both measured on a relative basis to the Comparator Group; and the Company's reserve replacement ratio and reserve replacement cost averages over a three-year period compared to internally developed targets. The Compensation Committee set threshold, target and stretch performance criteria for each measure. Under the formula component, the Company's 1996 performance met or exceeded the stretch performance criteria established by the Compensation Committee in January of 1996 for all measures, except for reserve replacement costs (three-year average) as to which the Company's performance was slightly above the threshold. The discretionary component is comprised of other performance criteria, including the Company's total stockholder return ("TSR") relative to the Comparator Group, the results of the Company's cost management efforts, the Company's overall performance relative to the Comparator Group and other standardized measures of oil and gas company performance, such as cash flow, net income, oil and gas production, exploration performance and acquisition activity. As to the discretionary component, the Compensation Committee did not apply any relative weight to such factors or use any specific quantitative formula in arriving at its decisions.

  Long-Term Incentive Plan Awards

     Vastar's LTIP provides for the award of stock options which the Compensation Subcommittee believes focuses the efforts of the Company's executive officers on long-term growth in the Company's value. Stock options align the interests of executive officers and stockholders by providing value to the executive officers through stock price appreciation. The Compensation Subcommittee makes its final decisions on stock option awards during the first quarter of each year. The grants made on March 6,

1997, were determined after consideration of the Company's performance relative to the Comparator Group, the executive officer's position and responsibilities relative to similar positions within the Company and at Comparator Group companies and individual performance. The Compensation Subcommittee did not apply any relative weight to Company performance factors or any specific quantitative formulas in arriving at its LTIP award decisions for 1996. However, the Compensation Subcommittee did consider the individual's total compensation relative to similar positions at Comparator Group companies and made adjustments to reward individuals, consistent with the Company's compensation philosophy of targeting total executive compensation above the median of the Comparator Group, for well above average performance.

     An outside compensation consultant reviewed the determinations of the Compensation Committee and Compensation Subcommittee, as appropriate, with respect to base pay levels for 1997 and AIP and LTIP awards for 1996 performance. The review included an assessment of Vastar's compensation levels and Company performance relative to the Comparator Group. The consultant concluded that Vastar's executive compensation program was consistent with the Company's philosophy of providing compensation opportunities above the median provided by the Comparator Group for well above average performance.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Michael E. Wiley was the Company's Chief Executive Officer during 1996.(1) In determining Mr. Wiley's 1996 compensation, the Compensation Committee or Compensation Subcommittee, as appropriate, applied the methodology for determining AIP, LTIP and base salary previously described. In exercising their discretion with respect to AIP and LTIP awards, the Compensation Committee and the Compensation Subcommittee, as appropriate, recognized several substantial accomplishments in 1996. These accomplishments included the replacement of 144 percent of Vastar's 1996 production, a successful acquisitions program, increased cash flow and net income and the Company's continued ability to control operating costs. The Compensation Committee and Compensation Subcommittee recognized that reserve replacement costs were up in 1996, due primarily to the Company's up-front investments required to establish a presence in the deepwater Gulf of Mexico, as well as higher cost of rigs and related services. The Compensation Committee and Compensation Subcommittee also noted in their deliberations that Vastar's TSR performance was 21 percent for 1996. However, due to strong TSR performance of the Comparator Group, the Company placed sixth among this group.

     Based on this analysis, on March 6, 1997, the Compensation Committee or Compensation Subcommittee, as appropriate, implemented the following compensation program for Mr. Wiley:

     - Mr. Wiley's base salary of $420,000 was not adjusted. Due to his increased responsibilities, his base salary was increased by 10.5 percent in December 1996, corresponding with his election to the position of Chairman of the Board. Mr. Wiley's salary is slightly below the median for CEOs in the Comparator Group.

     - An AIP award of $290,000 was approved for Mr. Wiley's 1996 performance. This award is lower than his award in 1995 and reflects the Company's performance and accomplishments in 1996 described above, but also takes into consideration that certain year-to-year performance is down slightly. This places the AIP award above the median for CEO's in the Comparator Group.

     - An LTIP award was approved which was targeted at a level that positions Mr. Wiley's total compensation for 1996 at approximately the 75th percentile of the Comparator Group. Mr. Wiley was awarded 76,500 stock options. These options will reward Mr. Wiley for his achievement of the Company's 1996 goals and represent an increased portion of his total compensation placed at risk with the aim of focusing additional attention on improved TSR performance relative to the Comparator Group.

---------------

1 Mr. Wiley resigned from the positions of President and Chief Executive Officer on March 31, 1997.

     The Compensation Committee and Compensation Subcommittee, as appropriate, oversees the compensation program for Vastar's other Named Executive Officers. Base salary increases ranging from approximately five to 22 percent were made for the Named Executive Officers to reflect changing market conditions and/or increased responsibility as is consistent with the Company's compensation philosophy. AIP and LTIP awards were targeted such that total compensation for such Named Executive Officers averaged near the 75th percentile of the Comparator Group.

DEDUCTIBLE COMPENSATION LIMITATION

     Under Section 162(m) of the Internal Revenue Code, public companies are precluded from receiving a tax deduction on compensation paid to a Named Executive Officer in excess of one million dollars, unless the compensation meets certain requirements. Vastar's stock option awards under the LTIP comply with the provisions of Section 162(m), allowing the Company to deduct compensation paid to a Named Executive Officer pursuant to such awards. Although performance-based, Vastar's AIP is not currently structured to meet the specific requirements of Section 162(m).

     Marie L. Knowles, Chairperson
     Terry G. Dallas
     Robert C. LeVine
     William D. Schulte

                               BOARD OF DIRECTORS

DIRECTORS' MEETINGS

     An annual meeting of the Board of Directors will be held each year in conjunction with the annual meeting of the stockholders for the purposes of organization, election or appointment of officers and the transaction of other business. Regular meetings of the Board are held at such pre-determined times as the Board may specify. Special meetings may be called by the Chairman of the Board, the President or a majority of the directors in office. The Company's Bylaws permit action to be taken without a meeting if all members of the Board consent to such action in writing. The Board of Directors held six meetings in 1996.

EXECUTIVE COMMITTEE

     Except as prohibited by Delaware law, the Executive Committee has and may exercise all the authority of the Board of Directors in the management of the business of the Company in the interim between meetings of the Board of Directors. The Executive Committee held three meetings in 1996.

     The Executive Committee presently consists of Mr. Wiley, Chairman, Mrs. Knowles and Messrs. Davidson and Shapiro.

AUDIT COMMITTEE

     The objectives of the Audit Committee are to (i) assist the Board of Directors in fulfilling its fiduciary responsibilities relating to the Company's financial reporting standards and practices, (ii) determine the adequacy of, and promote the Company's continued emphasis on, managerial and financial control systems, (iii) maintain open, continuing and direct communication between the Board of Directors and both the Company's independent public accountants and its internal auditors and (iv) initiate any special investigations of conflicts of interest and compliance with federal, state and local laws and regulations, including the Foreign Corrupt Practices Act, as may be warranted. The Audit Committee also reviews at least once a year the terms of all material agreements between the Company and ARCO (including their respective subsidiaries and affiliates) to assure that such agreements and the transactions provided for therein, taken as a whole, are fair to the Company and its stockholders. The independent accountants and the internal auditors have full and free access to the Audit Committee and meet with it, with and without management being present, to discuss all appropriate matters. No member of the Audit Committee is an officer or employee of the Company or of ARCO (including their respective subsidiaries and affiliates). The Audit Committee held three meetings in 1996.

     The Audit Committee presently consists of Mr. Schulte, Chairman, and Messrs. Callison and LeVine.

COMPENSATION COMMITTEE AND COMPENSATION SUBCOMMITTEE

     The Compensation Committee of the Board of Directors reviews and approves employee compensation plans and such other benefits as it deems advisable and when appropriate makes recommendations to the Board as to management succession plans. The Compensation Subcommittee administers the Company's LTIP. No member of the Compensation Committee is an employee of the Company. No member of the Compensation Subcommittee is an employee of the Company or ARCO, and no member of either committee is eligible to participate in any benefit plan of the Company that is administered by the Compensation Committee or the Compensation Subcommittee. See "Compensation Committee Interlocks and Insider Participation." Certain members of the Compensation Committee and the Compensation Subcommittee do, however, participate in the Retirement Plan for Outside Directors, Stock Option Plan for Outside Directors and the Deferral Plan for Outside Directors. See "Board of Directors -- Compensation of Directors." The Compensation Committee held four meetings in 1996. The Compensation Subcommittee held two meetings in 1996.

     The Compensation Committee presently consists of Mrs. Knowles, Chairperson, and Messrs. Dallas, LeVine and Schulte. The Compensation Subcommittee consists of Mr. LeVine, Chairman, and Mr. Schulte.

ENVIRONMENT, HEALTH AND SAFETY COMMITTEE

     The Environment, Health and Safety Committee reviews and assesses the Company's policies, procedures and practices relating to (i) the protection of the environment and the health and safety of employees, customers, contractors and the public, (ii) compliance with applicable laws and regulations, and (iii) development of Company environmental, health and safety goals and objectives, and when appropriate makes recommendations to the Board as to such policies, procedures and practices. The Environment, Health and Safety Committee held three meetings in 1996.

     The Environment, Health and Safety Committee presently consists of Mr. Callison, Chairman, Mr. Davidson and Mrs. Havard.

FINANCE COMMITTEE

     The function and responsibility of the Finance Committee is to review and make recommendations to the Board as to proposals for issuance of securities by the Company to the public and all commercial borrowings (other than project financings), proposed projects, acquisitions and divestitures over $25 million, budgets and long-range plans, the Company's capital structure and dividend policy and the entry into new lines of business in an unrelated industry or transactions involving the issuance or sale of capital stock of the Company or the purchase of the capital stock of any other entity, and other projects, proposals and activities submitted from time to time to the Finance Committee by the Board of Directors. The Finance Committee also has all the powers and authority of the Board of Directors in the management of the affairs of the Company in the interim between meetings of the Board of Directors. The Finance Committee was created in December 1996 and as a result did not hold any meetings in 1996.

     The Finance Committee presently consists of Mrs. Knowles, Chairperson, Mrs. Havard and Messrs. Dallas, Shapiro and Wiley.

NOMINATING COMMITTEE

     The Nominating Committee of the Board of Directors considers and makes recommendations to the Board as to the number of directors constituting the entire Board, the names of persons whom it concludes should be considered for Board membership and the selection, tenure and retirement of directors. The Nominating Committee will consider nominees recommended by stockholders. Such recommendations should be submitted to the Secretary of the Company. The Nominating Committee held two meetings in 1996.

     The Nominating Committee presently consists of Mr. Wiley, Chairman, Mrs. Knowles and Messrs. LeVine and Shapiro.

COMPENSATION OF DIRECTORS

  Directors' Fees

     Directors who are employees of the Company or of ARCO are not paid any fees or additional compensation for service as members of the Board or any committee thereof. Directors who are not employees of the Company or of ARCO or their respective subsidiaries ("Outside Directors") receive an annual retainer of $25,000, plus $1,000 for each Board or committee meeting attended, and are reimbursed for travel and other related expenses incurred in attending such meetings. In addition, each Outside Director who serves as Chairman of any of the above-described committees or subcommittees of the Board of Directors receives an additional $5,000 per year for such service. Outside Directors are not eligible to participate in the Company's stock option or other benefit plan programs, but may participate in the plans described below. The plans described below are administered by committees composed of persons selected by the Board of Directors who are not members of the Board of Directors.

  Stock Option Plan for Outside Directors

     The Vastar Stock Option Plan for Outside Directors provides that each newly elected Outside Director will be granted ten-year nonqualified stock options to purchase 5,000 shares of Common Stock at an exercise price per share equal to the IPO price of the Common Stock for directors elected prior to the consummation of the Company's IPO which was completed in July 1994, or equal to the fair market value of Common Stock on the date of grant for directors elected thereafter. The total number of shares of Common Stock which can be issued under the Stock Option Plan for Outside Directors is 75,000. No stock options may be granted under the plan after December 31, 2004.

  Deferral Plan for Outside Directors

     The Deferral Plan for Outside Directors permits Outside Directors to defer up to 100 percent of their annual retainer and board meeting fees and any committee chairmanship and committee meeting fees to which they are entitled. Interest accrued in 1996 on deferrals made under the plan totaled $8,430 for Mr. LeVine and $5,135 for Mr. Callison. Mr. Schulte did not maintain a deferral account under the plan during 1996.

  Retirement Plan for Outside Directors

     Under the Retirement Plan for Outside Directors, Outside Directors who have completed 36 months of service as a member of the Board are eligible to receive a retirement benefit upon attainment of age 65 or retirement from the Board of Directors, whichever is later. The normal form of retirement benefit is a monthly allowance equal to the monthly equivalent of the Outside Director's annual retainer. The retirement benefit may be received for a "payment period" equal to the number of months an eligible director serves on the Board, except that Outside Directors who have completed 180 months of service on the Board are entitled to a lifetime benefit. Death benefits equal to 50 percent of the Outside Director's accrued benefit (with a maximum of 180 months) are payable to the Outside Director's designated beneficiary.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company has entered into a number of agreements with ARCO. ARCO owns 80,000,001 shares or approximately 82.3 percent of the Company's Common Stock. Mr. Wiley, the Chairman of the Company's Board, is an Executive Vice President of ARCO. Mrs. Knowles, a Director of the Company, is a Director and an Executive Vice President and the Chief Financial Officer of ARCO. Mr. Dallas, a Director of the Company, is a Senior Vice President and the Treasurer of ARCO. Mrs. Havard, a Director of the Company, is a Senior Vice President of ARCO Global Energy Ventures, Inc., a subsidiary of ARCO. See "Compensation Committee Interlocks and Insider Participation -- Transactions Between the Company and ARCO" for a description of these agreements.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee presently consists of Mrs. Knowles, Chairperson, and Messrs. Dallas, LeVine and Schulte. The Compensation Subcommittee consists of Mr. LeVine, Chairman, and Mr. Schulte. None of such persons are officers or employees of the Company or any of its subsidiaries.

     Mrs. Knowles is a Director and an Executive Vice President and the Chief Financial Officer of ARCO and Mr. Dallas is a Senior Vice President and the Treasurer of ARCO.

TRANSACTIONS BETWEEN THE COMPANY AND ARCO

     In October 1993, ARCO transferred to the Company (then ARCO's wholly-owned subsidiary) the producing properties and developed and undeveloped acreage that comprise substantially all of the Company's assets. In connection therewith, the Company issued additional shares of Vastar Common Stock to ARCO, resulting in the ownership by ARCO of 80,000,001 shares representing all of the issued and outstanding Common Stock prior to June 27, 1994 (the date of the commencement of Vastar's IPO), and approximately 82.3 percent of the outstanding Common Stock at the Record Date for the Annual Meeting of Stockholders to which this Proxy Statement relates.

     In conjunction therewith, the Company and ARCO entered into a number of agreements for the purpose of defining the ongoing relationship between them. These agreements were developed in connection with the establishment of the Company by ARCO and therefore were not the result of arm's-length negotiations between independent parties. Because of the complexity of the various relationships between the Company and ARCO (including their respective subsidiaries), there can be no assurance that each of such agreements, or the transactions provided for therein, has been or will be effected on terms at least as favorable to the Company as could have been obtained from unaffiliated third parties.

     Subsequent to the Company's IPO, additional or modified agreements, arrangements and transactions have been entered into by the Company, ARCO and their respective subsidiaries, and additional or modified agreements, arrangements and transactions may be entered into between such parties in the future. Any such future agreements, arrangements and transactions will be determined through negotiation between the Company and ARCO or their respective subsidiaries, as the case may be. The Audit Committee of the Board of Directors of the Company, none of the members of which are affiliated with the Company or ARCO, except as Vastar directors or Vastar and/or ARCO stockholders, has adopted policies and procedures for review of the terms of all material contracts and agreements between the Company and ARCO, and periodically reviews the application of such policies and procedures. See "Board of Directors -- Audit Committee."

     The following is a summary of the material arrangements and transactions effective during or occurring in 1996 between the Company and ARCO or their respective subsidiaries.

  Technology Assignments and Licenses

     In connection with the formation of the Company, ARCO agreed to transfer certain technology and related intellectual property requested by the Company, effective on October 1, 1993, through four technology transfer agreements and one intellectual property license agreement. These agreements cover certain technology and intellectual property owned or otherwise controlled by ARCO in the oil and gas exploration, drilling and production areas in general, and in particular, commercially used technology in the geophysical, geological, geotechnical and oceanographic areas, data processing, data management and computer-based analytical techniques.

     The agreements provide the Company with the beneficial use of all such transferred technology and intellectual property. The method used to effect these transfers depended on whether ARCO owned such technology and intellectual property and whether such technology and intellectual property is used by other ARCO divisions or subsidiaries. For the most part, ARCO provided the Company with full ownership, an undivided ownership interest or a paid-up, nonexclusive license. In all cases where ARCO owned such technology and intellectual property, ARCO retained the rights to use and benefit from same. The term of the intellectual property license agreement will continue in effect so long as Vastar is not in material default under certain provisions thereof. The four technology transfer agreements and one intellectual property license agreement discussed above are on file with the Commission and the preceding discussion is qualified in its entirety by reference to such agreements as so filed.

  Services Agreements

     The Company and ARCO have entered into a number of agreements under which ARCO provides various services to the Company and the Company provides certain services to ARCO. The principal agreements are (i) the ARCO Exploration and Production Technology ("AEPT") Technical Services Agreement, effective as of October 1, 1993, and (ii) the Corporate Services Agreement, effective as of January 1, 1994.

     The services that ARCO provides the Company under the AEPT Technical Services Agreement include a variety of oil and gas technical services. The services that ARCO provides the Company under the Corporate Services Agreement include telecommunications, computer services, internal audit, financial reporting, cash management, short-term investment services, banking and finance services, employee benefits administration, certain tax and legal services, aviation and public affairs. The services that the Company may provide ARCO under the Corporate Services Agreement include audit, tax and certain other services as agreed.

     In 1996, the Company paid ARCO aggregate fees of $11.0 million for services performed by ARCO under the foregoing agreements. The fees for services under the above agreements are based on the actual cost of providing such services. The AEPT Technical Services Agreement is for an indefinite term and can be terminated by either party on 30 days' written notice. Either party may terminate any type of service that it receives under the Corporate Services Agreement at any time upon 60 days' prior written notice. The entire Corporate Services Agreement or any part thereof can be terminated by either party upon 90 days' prior written notice after October 1, 1996, except in the case of the employee information system provided by ARCO, under which ARCO must give Vastar 180 days' notice to terminate such service. The above-discussed agreements are on file with the Commission and the preceding discussion is qualified in its entirety by reference to such agreements as so filed.

  Insurance

     ARCO has agreed to provide insurance coverage to the Company as part of the group of entities insured under ARCO's policies. The insurance provided under this agreement is customary for the industry and does not fully cover all potential hazards. The coverages and deductibles may be higher than typically maintained by other independent oil and gas companies. The insurance includes public liability, workers' compensation, marine liability, property damage, business interruption, directors' and officers' liability, fiduciary liability and surety bonds. The annual charge to the Company to be included in such coverage is based upon an allocation of the costs by ARCO of the various policies and totaled $4.3 million in 1996. The charge for insurance will be reallocated annually based upon ARCO's cost for the various lines of insurance and the Company's loss experience and exposure basis. The Company may elect to supplement or to obtain its own insurance coverage in the future and may, in such event, terminate the insurance coverage from ARCO after giving proper notice with respect to the next expiration date of existing policies.

  Natural Gas and Crude Oil Purchase and Sale Agreements

     Vastar Gas Marketing, Inc. ("Vastar Gas"), a subsidiary of the Company, and ARCO entered into a one-year contract, effective January 1, 1994, for the sale of substantially all of the Company's natural gas liquids ("NGLs") production. In January 1995, this contract was extended on a month-to-month basis and in March 1996 Vastar Gas terminated the contract. Pursuant to such contract, the pricing for the NGLs production reflected standard industry terms for similar contracts and was intended to reflect the net price Vastar Gas would obtain if it marketed its NGLs on a term basis to end users.

     Vastar Gas provides fuel management services for the natural gas requirements of certain California cogeneration facilities partially owned by ARCO or its subsidiaries, including Midway-Sunset Cogeneration Company. In addition, for long-term gas supply contracts signed prior to the October 1, 1993 formation of Vastar, as well as for certain gas contracts entered into prior to May 16, 1994, ARCO has provided performance guarantees for Vastar Gas. These guarantees will continue in effect until the underlying contracts expire. There are no ARCO guarantees on contracts entered into on or after May 16, 1994.

     Vastar and/or its subsidiaries also engage in purchases and sales of natural gas, NGLs and crude oil at market related prices with certain other ARCO affiliates (other than the Company and its subsidiaries) and divisions.

     During 1996, the Company's revenues from these transactions with ARCO and such affiliates were $270.5 million, or approximately eight percent of the Company's sales and other operating revenues. The Company's purchases from ARCO and such affiliates during 1996 were $23.8 million, or approximately one percent of the Company's total purchases. Certain of the above-described Natural Gas and NGLs Purchase and Sale Agreements are on file with the Commission and the preceding discussion is qualified, as applicable, by reference to such agreements as so filed.

  Leases

     Vastar's principal executive office is located in Houston, Texas, where it has entered into a lease with ARCO for approximately 280,000 square feet of a building owned by ARCO at 15375 Memorial Drive. The lease is for a term of ten years with options to extend for two additional five-year periods. The rent of $294,508 per month was set based upon the rate paid by the other tenant of the building, who is unrelated to ARCO. Under certain conditions, Vastar's lease rent may be reestablished at then-current market rates for comparable office space in Houston. If the Company and ARCO cannot agree on a market rate, the lease provides for arbitration. Vastar also has a right of first offer for any space in the building which becomes vacant or for purchase of the building should ARCO decide to sell. Vastar provides on-site property management services for the office building in Houston, for which ARCO has agreed to pay Vastar a management fee of $100,000 per year.

     In 1996, Vastar paid approximately $3.2 million to ARCO pursuant to such lease agreement and received $100,000 in management fees.

  Cross-Indemnification Agreement

     In connection with ARCO's transfer in October 1993 of certain oil and gas producing properties to the Company, together with certain undeveloped acreage and assets and liabilities related to such properties and acreage (all such properties, acreage and related assets referred to as the "Subject Properties"), the Company and ARCO executed a Cross-Indemnification Agreement, effective October 1, 1993 (the "Cross-Indemnification Agreement"). In the Cross-Indemnification Agreement, the Company agreed to indemnify ARCO against
(i) any and all liabilities incurred before or after October 1, 1993, the effective date of that certain General Conveyance and Assumption Agreement, dated

October 8, 1993, as amended, by and between the Company and ARCO (the "Conveyance") that are associated with the ownership or operation of the Subject Properties (including, among other things, environmental liabilities), except for certain scheduled litigation and other liabilities, (ii) all liabilities or obligations relating to any ARCO bonus, retirement, pension, profit sharing, stock bonus, thrift, stock option, incentive or other benefit plan (any such plan, an "ARCO benefit plan") in respect of any ARCO employee who leaves ARCO and enters the employ of Vastar, excluding retirement benefits accrued prior to leaving the employ of ARCO for any person who enters the employ of Vastar after the IPO, (iii) liabilities arising under guarantees by ARCO of the performance or payment by Vastar Gas of any past, present or future natural gas marketing contract between Vastar Gas and any third party, (iv) any and all liabilities at any time recorded as such on the financial statements of Vastar and (v) costs of borrowing, carrying and repaying debt incurred by Vastar. In addition, Vastar is liable for any sales and use taxes, conveyance, transfer and recording fees and real estate transfer stamps or taxes imposed on any transfer of the Subject Properties ("Transfer Taxes"). All other taxes (other than income taxes, which are addressed in the Tax Sharing Agreement as hereinafter defined and described) attributable to the Subject Properties imposed in respect of oil, natural gas or other hydrocarbons or minerals (including severance, production and excise taxes) will be apportioned between ARCO and the Company, with ARCO paying all such taxes accrued in the ordinary course of business, attributable to ownership of the Subject Properties prior to October 1, 1993, and contemporaneously reflected on ARCO's records and the Company being responsible for paying all other such taxes. Any and all other out-of-pocket expenses, taxes or fees (other than Transfer Taxes) incident to or arising out of the preparation or consummation of the transactions contemplated by the Conveyance will be paid by the party incurring such costs.

     In the Cross-Indemnification Agreement, ARCO agreed to indemnify the Company against (i) any and all liabilities (a) retained by ARCO in connection with the Conveyance or (b) indemnified by ARCO under the Tax Sharing Agreement and (ii) liabilities under ARCO benefit plans other than those assumed by Vastar as described in clause (ii) of the preceding paragraph. The Cross-Indemnification Agreement is on file with the Commission and the preceding discussion is qualified in its entirety by reference to such agreement as so filed.

  Tax Sharing Agreement

     The Company and its subsidiaries (the "Company Group") join with ARCO and its domestic subsidiaries (the "ARCO Group" and, together with the Company Group, the "ARCO Tax Group") in the filing of a consolidated federal income tax return. As a member of the ARCO Tax Group, the Company is jointly and severally liable for the consolidated federal income tax liability of the ARCO Tax Group. The Company Group may also be included in certain state and local income or franchise tax returns of members of the ARCO Group. The Company Group has entered into a tax sharing agreement with ARCO (the "Tax Sharing Agreement") effective as of October 1, 1993, relating to these taxes. In the Tax Sharing Agreement, ARCO agreed to indemnify the Company for (i) federal, state and local income and franchise tax liabilities that relate to periods or portions thereof ending on or before October 1, 1993, (ii) federal income tax liabilities in excess of those computed under the Tax Sharing Agreement to be the Company Group's share of such tax liabilities, and (iii) certain state and local income and franchise tax liabilities that may be incurred by the Company Group, provided, in each case, that the Company has made tax sharing payments in accordance with the Tax Sharing Agreement.

     Pursuant to the Tax Sharing Agreement, the Company pays to ARCO, subject to certain adjustments, the amounts of federal income taxes, including alternative minimum taxes, that the Company would have to pay if the Company Group were a separate federal consolidated group. The Company pays such amount without regard to the amount of the ARCO Tax Group consolidated tax liability. Tax credits of the Company Group provided under Sections 29 ("Section 29 Tax Credits") and 43 of the Internal Revenue Code that reduce the current tax liability of the ARCO Tax Group may be utilized by the Company to reduce the Company Group's tax sharing payment for such year even if such credits would not be currently usable on a separate return basis. To the extent that such credits exceed the Company Group's tax sharing payment liability for a taxable year prior to January 1, 1997 and could not then be refunded to the Company Group pursuant to the Amendment (as defined and described below), such excess credits were carried forward and could be used to reduce the Company Group's tax sharing payment for subsequent taxable years in which ARCO and the Company join in filing a consolidated federal income tax return. Similar tax sharing provisions, except for the special tax credit provisions noted above, apply under the Tax Sharing Agreement to state and local taxes with respect to jurisdictions in which a member of the Company Group files a consolidated, combined or unitary return with a member of the ARCO Group.

     The Company and ARCO amended the Tax Sharing Agreement effective June 1, 1995 (the "Amendment") to allow the Company to use its Section 29 Tax Credits to reduce its federal income tax payments to ARCO below zero and receive cash refunds from ARCO when ARCO can use such credits provided that such credits are generated by production from properties acquired by the Company in the ordinary course of business on or after June 1, 1995 ("Newly Acquired Properties"). However, the Company's ability to utilize Section 29 Tax Credits generated from Newly Acquired Properties to reduce its federal income tax payments below zero and receive cash refunds from ARCO is limited by the Amendment to a maximum of $9 million in 1995 and $15 million thereafter. Pursuant to the Amendment, Vastar accrued a tax refund of $3.8 million for credits generated in 1996 from Newly Acquired Properties.

     Subsequent to year-end 1996, ARCO and Vastar agreed to a second amendment to the Tax Sharing Agreement, effective January 1, 1997 (the "Second Amendment"). The Second Amendment removes certain limitations under the original agreement and generally allows Vastar to receive payment for all Section 29 Tax Credits in the year generated, provided, however, that refunds attributable to credits from Newly Acquired Properties are still subject to the limitations discussed in connection with the Amendment above. In return, the Company agreed to a 3.25 percent reduction in the value of the Section 29 Tax Credits generated from properties acquired by the Company before June 1, 1995. ARCO and Vastar also agreed to apply the same 3.25 percent reduction to the $61.4 million of
Section 29 Tax Credits carried forward as of December 31, 1996, in exchange for immediate payment upon execution of the Second Amendment. Pursuant to the Second Amendment, Vastar received a payment from ARCO of $59.4 million on March 20, 1997. Tax credits, including Section 29 Tax Credits, that are not used in the current year pursuant to the Tax Sharing Agreement, as amended, will generally be carried forward and used in a subsequent year.

     Payments under the Tax Sharing Agreement generally are made on each date on which a quarterly payment of estimated tax for the ARCO consolidated group is due, with any final settlement made after the consolidated, combined or unitary return is filed. The Company is required to pay additional taxes to ARCO in the event that the federal, state or local income tax liability attributable to the Company Group is increased after audit or otherwise. The Company is entitled to a refund of federal, state or local income taxes to the extent that a refund received by the ARCO Tax Group is attributable to the Company Group. Refunds of credits from Newly Acquired Properties and pursuant to the Second Amendment are to be calculated quarterly and will generally be due within 60 days of the estimated federal income tax payment due date for that quarter.

     ARCO continues to have all the rights of a common parent of a consolidated group, is the sole and exclusive agent for the Company in any and all matters relating to the federal income tax liability of the Company, has sole and exclusive responsibility for the preparation and filing of the consolidated federal and consolidated, combined or unitary state income tax returns (or amended returns) and has the exclusive power to contest or compromise any asserted tax adjustment or deficiency and to file, litigate or compromise any claim for refund on behalf of the Company Group.

     Copies of the Tax Sharing Agreement and the Amendment are on file with the Commission and the preceding discussion is qualified, as applicable, by reference to such documents as so filed.

  Corporate Opportunities

     In order to address certain potential conflicts of interest between the Company and ARCO, the Company's Second Restated Certificate of Incorporation (the "Charter") contains provisions regulating and defining the conduct of certain affairs of the Company as they may involve ARCO. The Charter recognizes and provides that ARCO and the Company may (i) engage in the same or similar activities or lines of business, (ii) do business with the same customers and suppliers or (iii) employ or otherwise engage any person as a director, officer, employee or agent. The Charter further recognizes that the Company and ARCO may have an interest in the same business opportunities and provides that the Company and ARCO may agree upon a method for allocating such business opportunities among them and their respective subsidiaries and affiliates. To address such potential conflicts, the Company and ARCO have entered into the Share Purchase Option and Business Opportunities Agreement, dated as of May 19, 1994. Pursuant to such agreement, the Company and ARCO have agreed that when an opportunity is offered to an officer and/or director of the Company who is also an officer and/or director of ARCO in writing, solely in his or her designated capacity with one of the two companies, such opportunity shall belong to whichever company was so designated. Otherwise, a business opportunity first offered (i) to any person who is an officer or an officer and director of the Company, and who is also a director of ARCO shall belong to the Company, (ii) to any person who is a director of the Company and who is also an officer and/or director of ARCO shall belong to ARCO, (iii) to any person who is an officer, but not a director, of both the Company and ARCO shall belong to ARCO, (iv) to any person who is an officer and director of both the Company and ARCO shall belong to ARCO, and (v) to any person who is an officer or an officer and director of the Company and who is also an officer or an officer and director of ARCO shall belong to ARCO. In the case of any business opportunity not specifically allocated by the foregoing (whether because of the means by which it arose or was published, or otherwise), such business opportunity may be pursued by either the Company or ARCO. The party to which a business opportunity is allocated pursuant to the agreement shall have the right to provide the same to any of its subsidiaries or affiliates or other entities under its control. A party may pursue a business opportunity allocated under such agreement to the other party if an officer of such other party advises that such other party (and its subsidiaries and controlled entities) has no interest in pursuing such business opportunity.

  Certain Other Agreements Between ARCO and Vastar

     On May 19, 1994, the Company and ARCO entered into an agreement granting ARCO certain rights as a stockholder of the Company. In order to allow ARCO to continue to include the Company as part of the ARCO Tax Group as described under "Tax Sharing Agreement" above, ARCO was granted the cumulative, continuing right to purchase from the Company, at the then-current market price (as defined), such number of shares of the Company's Common Stock or preferred stock, or both, as ARCO may determine to be necessary to preserve that status. ARCO and the Company have also entered into a 30-year Registration Rights Agreement, pursuant to which the Company has granted ARCO "demand" registration rights at ARCO's sole expense. Copies of such agreements are on file with the Commission and the preceding discussion is qualified in its entirety by reference to such agreements as so filed.

          PROPOSAL TO APPROVE THE APPOINTMENT OF INDEPENDENT AUDITORS

                            PROPOSAL 2 ON PROXY CARD

     The Board of Directors has appointed Coopers & Lybrand L.L.P., independent accountants, to audit the consolidated financial statements of the Company and its subsidiaries for the year ending December 31, 1997. The firm has acted as the independent auditors for ARCO, the Company's principal stockholder, for many years and for ARCO's subsidiaries and affiliates, including ARCO Chemical Company and Lyondell Petrochemical Company. In addition, from time to time, the firm performs consulting work for the Company and for ARCO. The firm has no other relationship with the Company or ARCO or any of their subsidiaries or affiliates except the existing professional relationships of independent accountants.

     Representatives of Coopers & Lybrand L.L.P. will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. These representatives will also be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE APPOINTMENT OF COOPERS & LYBRAND L.L.P. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE.

                               VOTING PROCEDURES

     The affirmative vote of the holders of a majority of the Company's voting stock present in person or by proxy and entitled to vote at the Annual Meeting of Stockholders at which a quorum is present is required for the election of directors. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspectors appointed for the meeting. Abstentions and broker non-votes (as hereafter defined) will be counted as present by the election inspectors for the purpose of determining the presence of a quorum. For the purpose of computing the vote required for the approval of the election of directors, the election inspectors will treat shares held by a stockholder who abstains from voting as being "present" and "entitled to vote" on the matter and, thus, an abstention has the same legal effect as a vote against the matter. However, in the case of a broker non-vote or where a stockholder withholds authority from his proxy to vote the proxy as to a particular matter, such shares will not be treated as "present" and "entitled to vote" on the matter, and, thus, a broker non-vote or the withholding of a proxy's authority will have no effect on the outcome of the vote on the matter. A "broker non-vote" refers to shares of the Company's Common Stock represented at the meeting in person or by proxy by a broker or nominee, where such broker or nominee (i) has not received voting instructions on a particular matter from the beneficial owners or persons entitled to vote and (ii) does not have the discretionary voting power on such matter.

                                 OTHER BUSINESS

     The Board of Directors is not aware of any other matters to be presented at the Annual Meeting. If any other matters should properly come before the meeting, the persons named as proxies in the enclosed proxy form will vote the proxies in accordance with their best judgment.

                        VOTING OF STOCK IN PLAN ACCOUNTS

     The Company's Capital Accumulation and Savings Plans permit plan participants to direct the plan trustees how to vote the Common Stock allocated to their accounts. The trustee for each such plan will vote all shares of Common Stock for which no participant directions are received in the same proportion as all those shares of Common Stock for which directions are received.

                               PROXY SOLICITATION

     The expense of soliciting proxies will be paid by the Company. Solicitations will be made primarily through the use of the mails; in addition, some of the officers and other employees of the Company may solicit proxies personally, by telephone and by mail, if deemed appropriate. Brokers and nominees will be requested to obtain voting instructions from beneficial owners of stock registered in their names.

                 STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

     In order to be considered for inclusion in the Company's proxy statement relating to the 1998 Annual Meeting of Stockholders, a stockholder proposal must be received by the Company no later than December 10, 1997. Such proposals should be addressed to the Secretary at Vastar Resources, Inc., 15375 Memorial Drive, Houston, Texas 77079.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires that certain of the Company's directors and officers, and any person who owns more than ten percent of a registered class of the Company's equity securities, file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "Commission") and with the New York Stock Exchange. Such directors, officers and greater than ten percent stockholders are required by Commission rules and regulations to furnish the Company with copies of all Section 16(a) forms they file.

     On the basis of forms and representations submitted by the directors and officers of the Company and persons who own more than ten percent of a registered class of the Company's equity securities, all Forms 3, 4 and 5 showing ownership of and changes of ownership in the Company's equity securities during 1996 were timely filed as required by Section 16(a) of the Exchange Act, except that with respect to an initial statement of beneficial ownership of equity securities on Form 3 which was timely filed by W.A. Lang, a Senior Vice President of the Company, a small number of shares were inadvertently omitted from the totals reported on such Form due to an administrative error by the Company. The Form 3 was amended to correct the error.

                        ADDITIONAL INFORMATION AVAILABLE

     The Company files an Annual Report on Form 10-K with the Commission. Stockholders may obtain a copy of this report and any amendments thereto (without exhibits), without charge, by writing to the Company's Investor Relations Department, Vastar Resources, Inc., 15375 Memorial Drive, Houston, Texas 77079, Telephone: (281) 584-3536. Copies of exhibits will be furnished upon prepayment of 25 cents per page.

By order of the Board of Directors

/s/ ALBERT D. HOPPE

Albert D. Hoppe
Secretary

Houston, Texas
April 9, 1997

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

SKU# 1325PS97

                                  DETACH HERE


[VASTAR RESOURCES, INC.
  LOGO APPEARS HERE]          VASTAR RESOURCES, INC.
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                     OF THE COMPANY FOR THE ANNUAL MEETING
                                  MAY 21, 1997

 P      The undersigned, revoking previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement dated April
 R 9, 1997, in connection with the Annual Meeting of Stockholders to be held at 9:30 a.m. on May 21, 1997, in the Main Conference Room of Vastar
 O Resources, Inc., 15375 Memorial Drive, Houston, Texas, and hereby appoints Michael E. Wiley, Steven J. Shapiro and Albert D. Hoppe, and
 X each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares
 Y of the Common Stock of VASTAR RESOURCES, INC. (the "Company") registered in the name provided herein which the undersigned is entitled to vote at the 1997 Annual Meeting of Stockholders, and at any adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals proposed by the registrant set forth in said Proxy Statement.

        Proposal 1.

        Election of all 8 Directors (or if any nominee is not available for election, such substitute as the Board of Directors may designate).
        NOMINEES:

        Jimmie D. Callison, Terry G. Dallas, Charles D. Davidson, Marie L. Knowles, Robert C. LeVine, William D. Schulte, Steven J. Shapiro and Michael E. Wiley.

        Proposal 2.

        Approval of appointment of Coopers & Lybrand L.L.P. as independent auditors.

      SEE REVERSE SIDE. IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS, JUST SIGN ON THE REVERSE SIDE. YOU NEED NOT MARK ANY BOXES.

                                                               ----------------
                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE  SEE REVERSE SIDE
                                                               ----------------

                                  DETACH HERE

[X] PLEASE MARK
    VOTES AS IN
    THIS EXAMPLE.

    THIS PROXY WHEN EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR PROPOSAL 2.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

    1. Election of Directors                FOR      WITHHELD
    (See reverse).                          [ ]        [ ]


    [ ] ______________________________________
        For all nominees except as noted above

    2. Approval of Independent Auditors.    FOR      AGAINST       ABSTAIN
                                            [ ]        [ ]           [ ]

                                                            MARK HERE
                                                           FOR ADDRESS  [ ]
                                                           CHANGE AND
                                                           NOTE AT LEFT

                                        Please sign exactly as name appears
                                        hereon. Joint owners should each sign.
                                        When signing as attorney, executor,
                                        administrator, trustee or guardian,
                                        please give full title as such.


Signature:_________________________________________ Date:____________________

Signature:_________________________________________ Date:____________________

   [VASTAR RESOURCES, INC.
    LOGO APPEARS HERE]        VASTAR RESOURCES, INC.
 P               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                       OF THE COMPANY FOR THE ANNUAL MEETING
 R                                  MAY 21, 1997

 O       The undersigned, revoking previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement dated April
 X 9, 1997, in connection with the Annual Meeting of Stockholders to be held at 9:30 a.m. on May 21, 1997, in the Main Conference Room of Vastar
 Y Resources, Inc., 15375 Memorial Drive, Houston, Texas, and hereby appoints Michael E. Wiley, Steven J. Shapiro and Albert D. Hoppe, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of the Common Stock of VASTAR RESOURCES, INC. (the "Company") registered in the name provided herein which the undersigned is entitled to vote at the 1997 Annual Meeting of Stockholders, and at any adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals proposed by the registrant set forth in said Proxy Statement.

     Proposal 1.
     Election of all 8 Directors (or if any nominee is not available for election, such substitute as the Board of Directors may designate).
     NOMINEES:

     Jimmie D. Callison, Terry G. Dallas, Charles D. Davidson, Marie L. Knowles, Robert C. LeVine, William D. Schulte, Steven J. Shapiro and Michael E. Wiley.

     Proposal 2.
     Approval of appointment of Coopers & Lybrand L.L.P. as independent auditors.

     The number of shares specified on the reverse side of this proxy represents the aggregate number of shares held for your account in the Vastar Resources, Inc. Capital Accumulation and/or Savings Plans or in certain employee benefit plans of Atlantic Richfield Company or ARCO Chemical Company. This proxy covers all shares credited to your account in these plans.

     SEE REVERSE SIDE. IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS, JUST SIGN ON THE REVERSE SIDE. YOU NEED NOT MARK ANY BOXES.
                                                                 -----------
                 CONTINUED AND TO BE SIGNED ON REVERSE SIDE      SEE REVERSE
                                                                     SIDE
                                                                 -----------

    PLEASE MARK YOUR
[X] VOTES AS IN THIS
    EXAMPLE

    THIS PROXY WHEN EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR PROPOSAL 2.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

                                               FOR                  WITHHELD
1. Election of Directors (See reverse).        [ ]                     [ ]
For, except vote withheld from the following nominee(s):

_________________________________________________________


                                               FOR      AGAINST      ABSTAIN
2. Approval of Independent Auditors.           [ ]        [ ]          [ ]


                                                         MARK HERE FOR  [ ]
                                                            ADDRESS
                                                          CHANGE AND
                                                         NOTE AT LEFT

                                      Please sign exactly as name appears
                                      hereon. Joint owners should each sign.
                                      When signing as attorney, executor,
                                      administrator, trustee or guardian,
                                      please give full title as such.

                                      _________________________________________

                                      _________________________________________
                                      SIGNATURE(S)                   DATE